OZOLOUTIONS, INC

                              MANAGEMENT AGREEMENT

Dear Mrs. Harland:

The following consulting Agreement between Ozolutions, Inc. (The Company or OI) and Harland McCall Inc. or HMI outlines the terms under which Betty Harland will perform the consulting services for the company.

1.   Service:

     Chairman & CEO

     Betty Harland will perform consulting services as directed by the board of directors as defined here and in section five below.

2.   Term:

     The contract shall be for a term of sixty months (five years) commencing on the 1st day of October 2004.

3.   Compensation:

     a) Fee of $US 220,000 annually, to be invoiced to the Company at the rate of $ 18,333.33 monthly. The Board of Directors will review this fee from time to time.

     b)   HMI and or Betty Harland will be granted $50,000 signing bonus.

     c) Entitlement to a bonus of up to 50% of annual fee if and when granted by the Board of Directors subject to the achievement of annual performance criteria as approved by the Board.

     d) HMI will invoice the company monthly for Mrs. Harland's out of pocket expenses such as travel, meals and entertainment and other such expenses related to the execution of his duties, including $1,000 per month as an automobile allowance.

4.   Non competition:

     The Contract will contain the usual provision prohibiting you from competing with the company for a period of two (2) years from the expiry or termination of your services.

5.   Duties:

     Your duties shall include:

     - Execute the company business plan and implement controls and procedures to insure structured company growth.
     - Identify and perform due diligence of potential merger and acquisitions targets for Board of Directors review. Execute approved transactions as directed and integrate the new businesses into the company business plan
     -    Develop customer relations and awareness of the OI
     -    Develop and Maintain government public relations
     -    Any other duties as determined by the Board of Directors

6.   Termination for any reason:

     The Company shall have the right to terminate your contract at any time with a payment of twice the outstanding fee remaining on the term of the contract at the time of termination, plus a cash settlement of $1,000,000. The fee payments will be in the form of cash.

7.   Termination by consultant:

     The consultant shall provide a minimum of two (2) months notice prior to termination of the contract.

Please sign this letter below to indicate your agreement with the above terms.

Yours truly,



Max Weissengruber
President
Ozolutions Inc.

Agreed this 1st day of October 2004.


_____________________________
Harland McCall Inc.